Exhibit 99.1

VANTAGE DRILLING ANNOUNCES

TENDER OFFER AND CONSENT SOLICITATION

HOUSTON, TX — 3/18/2013 — Vantage Drilling Company (the “Company”) (NYSE MKT: VTG) announced today that its wholly owned subsidiary Offshore Group Investment Limited (the “Issuer”) has commenced a tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its outstanding 11 1/2% Senior Secured First Lien Notes due 2015 (the “Notes”).

The Offer has a consent payment date of 5:00 p.m., New York City time, on March 27, 2013 unless otherwise extended (such time and date, as may be extended, the “Consent Payment Date”) and will expire at midnight, New York City time, on April 12, 2013, unless otherwise extended (such time and date, as may be extended, the “Expiration Date”). Adoption of the proposed amendments described below requires the receipt of valid and unrevoked consents from holders of more than a majority in aggregate principal amount of the Notes (other than any Notes owned by the Company or any of its affiliates) (the “Requisite Consents”). A tender may not be revoked after 5:00 p.m., New York City time, on March 27, 2013, unless otherwise extended (such time and date, as may be extended, the “Withdrawal Deadline”).

Title of Security	CUSIP/ISIN Number	Principal Amount Outstanding	Tender Offer Consideration(1)	Consent Fee(1)	Total Consideration(1)(2)
11 1/2% Senior Secured First Lien Notes due 2015	676253 AC1 US 676253AC15	$999,999,000	$1,061.25	$30.00	$1,091.25

(1)	Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase.
(2)	Inclusive of Consent Fee

As set forth in the table above, subject to the terms and conditions of the Offer, holders of Notes who validly tender their Notes and provide their consent to the proposed amendments to the indenture governing the Notes prior to the Consent Payment Date will receive a fee equal to $30.00 for their consent (the “Consent Fee”) and $1,061.25 as consideration for their tender of the Notes (the “Tender Offer Consideration”), for a total consideration of $1,091.25, for each $1,000 in principal amount of Notes (the “Total Consideration”). Holders of Notes who validly tender their Notes after the Consent Payment Date but before the Expiration Date will receive only the Tender Offer Consideration for each $1,000 in principal amount of Notes.

The principal purposes of the Tender Offer and Consent Solicitation are to (1) acquire any and all outstanding Notes and (2) eliminate or modify substantially all restrictive covenants, certain events of default and other provisions contained in the indenture governing the Notes (other than, among other covenants, the covenants to pay interest and premium, if any, on, and principal of, the Notes when due or to offer to repurchase the Notes upon a change of control), as part of a refinancing of the Notes. The Issuer intends to fund the purchase of the Notes with proceeds from one or more financing transactions on terms reasonably satisfactory to the Issuer resulting in net proceeds to the Issuer that are, together with available cash, sufficient to pay the Total Consideration, plus accrued interest, in respect of all the Notes. The purchase of the Notes pursuant to the Tender Offer and Consent Solicitation is subject to the satisfaction of a number of conditions, including the consummation of one or more financing transactions on terms reasonably satisfactory to the Issuer resulting in net proceeds to the Issuer that are, together with available cash, sufficient to pay the Total Consideration, plus accrued interest, in respect of all the Notes (the “Financing Condition”).

The Offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated March 18, 2013, and a related Consent and Letter of Transmittal. Citigroup Global Markets Inc. is serving as dealer manager and Global Bondholder Services Corporation is serving as depository and information agent in connection with the Offer. Questions about the Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (U.S. Toll Free) or (212) 723-6106 (collect). Requests for assistance in delivering consents or for additional copies of the Offer to Purchase and Consent Solicitation and/or Consent and Letter of Transmittal should be directed to Global Bondholder Services Corporation at (212) 430-3774 (bankers and brokers) or (866) 389-1500 (U.S. Toll Free).

This press release is not an offer to sell any securities and it is not soliciting an offer to buy any securities. Neither the Issuer nor the Company has obtained any commitments to purchase, or entered into any agreements, to sell any securities. Neither the Issuer nor the Company can assure you that the Financing Condition will be satisfied. Any agreements to satisfy the Financing Condition will only be entered into after the Withdrawal Deadline.

About Vantage

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements.” These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.